The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 11, 2021

Pricing Supplement dated February , 2021	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-232144

Barclays Bank PLC Trigger Autocallable Contingent Yield Notes

Linked to the lesser performing of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust due on or about February 15, 2024

Investment Description

The Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the lesser performing of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust (each an “Underlying” and together the “Underlyings”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that quarter. The Issuer will automatically call the Notes if the Closing Price of each Underlying on any quarterly Observation Date, beginning on August 12, 2021, is greater than or equal to its Closing Price on the Trade Date (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the Closing Price of each Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to its specified Downside Threshold (which is set equal to its Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Underlying with the lower Underlying Return (the “Lesser Performing Underlying”). In this case, you will have full downside exposure to the Lesser Performing Underlying from its Initial Underlying Price to its Final Underlying Price, and could lose all of your principal. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon for each quarter if the Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that quarter.
❑	Automatic Call: The Issuer will automatically call the Notes if the Closing Price of each Underlying on any quarterly Observation Date, beginning on August 12, 2021, is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price of either Underlying is less than its Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	February 12, 2021
Settlement Date:	February 18, 2021
Observation Dates:	Quarterly (callable beginning August 12, 2021) (see page PS-8)
Final Valuation Date:	February 12, 2024
Maturity Date:	February 15, 2024
[1]	Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. In addition, the Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT AND BEGINNING ON PAGE PA-1 OF THE PROSPECTUS ADDENDUM BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER AND BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the lesser performing of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust. The Contingent Coupon Rate will be set and the Initial Underlying Price and corresponding Coupon Barrier and Downside Threshold for each Underlying will be determined on the Trade Date. The Initial Underlying Price of each Underlying will be the Closing Price of that Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Price	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
iShares® Russell 2000 ETF (IWM)	6.00% to 7.00% per annum	$•	70.00% of the Initial Underlying Price	70.00% of the Initial Underlying Price	06744A550 / US06744A5508
SPDR® S&P MidCap 400® ETF Trust (MDY)		$•	70.00% of the Initial Underlying Price	70.00% of the Initial Underlying Price

* Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus addendum dated May 11, 2020, the underlying supplement dated August 1, 2019 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.20	$9.80
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.245 and $9.645 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, the prospectus addendum dated May 11, 2020 and the underlying supplement dated August 1, 2019. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus, prospectus supplement, prospectus addendum or underlying supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

♦	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

♦	Prospectus addendum dated May 11, 2020: http://www.sec.gov/Archives/edgar/data/312070/000110465920059376/a20-19169_1424b3.htm

♦	Underlying supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Contingent Coupon Rate set forth in this pricing supplement. We determined the size of the range for the Contingent Coupon Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying.

♦	You believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, and, if either Underlying does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlying Price of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Price of either Underlying is less than its Downside Threshold, you can tolerate a loss of a significant portion or all of your principal amount.

♦	You understand and accept that you will not participate in any appreciation of either Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

♦	You are willing and able to hold Notes that will be called on the earliest quarterly Observation Date, beginning on August 12, 2021, on which the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You would be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the Underlyings or the component securities held by the Underlyings.

♦	You understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying.

♦	You do not believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlying Price of either Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your principal amount.

♦	You seek an investment that participates in the full appreciation of either or both of the Underlyings and whose return is not limited to any Contingent Coupons paid on the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

♦	You are unable or unwilling to hold Notes that will be called on the earliest quarterly Observation Date, beginning on August 12, 2021, on which the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You would be unwilling to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the Underlyings or the component securities held by the Underlyings.

♦	You do not understand or are not willing to accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement and beginning on page PA-1 of the prospectus addendum for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “iShares® Russell 2000 ETF” and “SPDR® S&P MidCap 400® ETF Trust” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term[2,4]:	Approximately three years, unless called earlier
Reference Assets[3]:	The iShares® Russell 2000 ETF (Bloomberg ticker symbol “IWM”) and the SPDR® S&P MidCap 400® ETF Trust (Bloomberg ticker symbol “MDY”) (each an “Underlying” and together the “Underlyings”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Price of each Underlying on any quarterly Observation Date, beginning on August 12, 2021, is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	As set forth under the “Observation Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below. The final Observation Date, February 12, 2024, is the “Final Valuation Date.”
Call Settlement Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon:

If the Closing Price of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

If the Closing Price of either Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

Coupon Barrier[3]:	With respect to each Underlying, a percentage of the Initial Underlying Price of that Underlying, as specified on the cover of this pricing supplement
Coupon Payment Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon Rate:

The Contingent Coupon Rate is between 6.00% and 7.00% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to between $0.150 and $0.175 per Note and will be payable only for each Observation Date on which the Closing Price of each Underlying is greater than or equal to its Coupon Barrier. The actual Contingent Coupon amount will be based on the Contingent Coupon Rate as set on the Trade Date.

Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings. The Issuer will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of either Underlying is less than its Coupon Barrier.

Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold (which equals its Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Lesser Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Price – Initial Underlying Price Initial Underlying Price
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Downside Threshold[3]:	With respect to each Underlying, a percentage of the Initial Underlying Price of that Underlying, as specified on the cover of this pricing supplement
Initial Underlying Price[3]:	With respect to each Underlying, the Closing Price of that Underlying on the Trade Date
Final Underlying Price[3]:	With respect to each Underlying, the Closing Price of that Underlying on the Final Valuation Date
Closing Price[3]:	With respect to each Underlying, Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, the Coupon Payment Dates, the Call Settlement Dates and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to either Underlying or if a market disruption event occurs with respect to either Underlying on that Observation Date as described under “Reference Assets—Exchange-Traded Funds— Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the shares of an Underlying are de-listed or if an Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor fund or, if no successor fund is available, may accelerate the Maturity Date. In addition, in the case of certain events related to an Underlying, the Calculation Agent may adjust any variable, including but not limited to, that Underlying and the Initial Underlying Price, Final Underlying Price, Coupon Barrier, Downside Threshold and Closing Price of that Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Underlying. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

Trade Date:	The Closing Price of each Underlying (the Initial Underlying Price) is observed, the Contingent Coupon Rate is set and the Coupon Barrier and Downside Threshold of each Underlying are determined.

Quarterly (callable beginning August 12, 2021):

If the Closing Price of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

However, if the Closing Price of either Underlying is less than its Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the Closing Price of each Underlying on any quarterly Observation Date, beginning on August 12, 2021, is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price of each Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold (which equals its Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Lesser Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates / Call Settlement Dates
May 12, 2021*	May 14, 2021*
August 12, 2021	August 16, 2021
November 12, 2021	November 16, 2021
February 14, 2022	February 16, 2022
May 12, 2022	May 16, 2022
August 12, 2022	August 16, 2022
November 14, 2022	November 16, 2022
February 13, 2023	February 15, 2023
May 12, 2023	May 16, 2023
August 14, 2023	August 16, 2023
November 13, 2023	November 15, 2023
February 12, 2024	February 15, 2024
*The Notes are NOT automatically callable until the second Observation Date, which is August 12, 2021. Thus, the first Call Settlement Date will be on or about August 16, 2021.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings, the component securities held by the Underlyings or the securities composing the Underlying Indices (as defined with respect to each Underlying under “iShares® Russell 2000 ETF” and “SPDR® S&P MidCap 400® ETF Trust” below). Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” sections of the prospectus supplement and the prospectus addendum. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, at maturity, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. Accordingly, you may lose a significant portion or all of your principal.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Price of either Underlying on an Observation Date is less than its Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date even if the Closing Price of the other Underlying is greater than or equal to its Coupon Barrier on that Observation Date. If the Closing Price of either Underlying is less than its Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of either Underlying. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Closing Price of each Underlying has been greater than or equal to its Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the second Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Lesser Performing Underlying even though you will not participate in any appreciation of either Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in either or both of the Underlyings, the component securities held by the Underlyings or the securities composing the Underlying Indices.

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by either Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the price of the other Underlying. To receive any Contingent Coupons, the Closing Price of each Underlying must be greater than or equal to its Coupon Barrier on the applicable Observation Date. In addition, if the Notes have not been automatically called prior to maturity and the Final Underlying Price of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Because the Notes are linked to the Lesser Performing Underlying, you are exposed to greater risks of no Contingent Coupons and sustaining a significant loss of principal at maturity than if the Notes were linked to a single Underlying — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the Closing Price of either Underlying will be less than its Coupon Barrier on the specified Observation Dates or less than its Downside Threshold on the Final Valuation Date and, therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. In addition, because the Closing Price of each Underlying must be greater than or equal to its Initial Underlying Price on an Observation Date in order for the Notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying. Further, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The iShares® Russell 2000 ETF represents the small-capitalization segment of the United States equity market and the SPDR® S&P MidCap 400® ETF Trust represents the medium-capitalization segment of the United States equity market. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	If the Notes are not automatically called, the payment at maturity, if any, is calculated based solely on the performance of the Lesser Performing Underlying — If the Notes are not automatically called pursuant to the Call Feature, the payment at maturity, if any, will be linked solely to the performance of the Lesser Performing Underlying. As a result, in the event that the Final Underlying Price of the Lesser Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Lesser Performing Underlying will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underlying, even if the Final Underlying Price of the other Underlying is greater than or equal to its Downside Threshold or Initial Underlying Price.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar price of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of either or both of the Underlyings that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the price of any such Underlying to increase to or above its Initial Underlying Price on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Lesser Performing Underlying.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the price of either or both of the Underlyings is greater than or equal to its Downside Threshold.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the prices of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Owning the Notes is not the same as owning either or both Underlyings, the component securities held by the Underlyings or the securities composing the Underlying Indices — The return on your Notes may not reflect the return you would realize if you actually owned either or both Underlyings, the component securities held by the Underlyings or the securities composing the Underlying Indices. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of either or both Underlyings, the component securities held by the Underlyings or the securities composing the Underlying Indices would have.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of either Underlying will rise or fall. There can be no assurance that the price of either Underlying will not close below its Downside Threshold on the Final Valuation Date. The price of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying, the component securities held by that Underlying or the securities composing its Underlying Index. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing a significant portion or all of your principal amount.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-18 of this pricing supplement.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—

Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlyings

♦	Certain features of the Underlyings will impact the value of the Notes — The performance of each Underlying will not fully replicate the performance of its Underlying Index, and each Underlying may hold securities or other assets not included in its Underlying Index. The value of each Underlying is subject to:

O	Management risk. This is the risk that the investment strategy for an Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Underlying’s investment adviser may have the right to use a portion of that Underlying’s assets to invest in shares of equity securities that are not included in its Underlying Index. Each Underlying is not actively managed, and each Underlying’s investment adviser will generally not attempt to take defensive positions in declining markets.

O	Derivatives risk. Each Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an Underlying’s losses may be greater than if that Underlying invested only in conventional securities.

O	Transaction costs and fees. Unlike the Underlying Indices, each Underlying will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, an Underlying may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Underlying and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of that Underlying and the liquidity of that Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of an Underlying may vary substantially from the net asset value per share of that Underlying. Because the Notes are linked to the performance of the Underlyings and not the Underlying Indices, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Indices.

♦	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of an Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of an Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable, on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

♦	Adjustments to an Underlying or an Underlying Index could adversely affect the value of the Notes or result in the Notes being accelerated — The investment adviser of an Underlying may add, delete or substitute the component securities held by that Underlying or make changes to its investment strategy, and the sponsor of an Underlying Index may add, delete, substitute or adjust the securities composing that Underlying Index or make other methodological changes to that Underlying Index that could affect its performance. In addition, if the shares of an Underlying are de-listed or if an Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Underlying or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the relevant Underlying and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

♦	The Notes are subject to small-capitalization companies risk with respect to the iShares® Russell 2000 ETF — The component securities held by the iShares® Russell 2000 ETF are issued by companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the iShares® Russell 2000 ETF may be more volatile than an investment linked to an exchange-traded fund that holds component securities issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	The Notes are subject to mid-capitalization companies risk with respect to the SPDR® S&P MidCap 400® ETF Trust — The component securities held by the SPDR® S&P MidCap 400® ETF Trust are issued by companies that are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the SPDR® S&P MidCap 400® ETF Trust may be more volatile than an investment linked to an exchange-traded fund that holds component securities issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Barclays Bank PLC impact on the market prices of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in either or both of the Underlyings, the component securities held by the Underlyings or the securities composing the Underlying Indices and/or over-the-counter options, futures or other instruments with returns linked to the performance of either or both Underlyings, the component securities held by the Underlyings or the securities composing the Underlying Indices, may adversely affect the market price of either Underlying and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined; if the shares of an Underlying are de-listed or if an Underlying is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; and determining whether to adjust any variable described herein in the case of certain events related to an Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the prices of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings and the component securities held by the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust as the “IWM Fund” and the “MDY Fund,” respectively.

Term:	Approximately three years (unless called earlier)
Hypothetical Contingent Coupon Rate:	6.00% per annum (or 1.50% per quarter) (the bottom of the range of 6.00% to 7.00% per annum)
Hypothetical Contingent Coupon:	$0.15 per quarter
Hypothetical Initial Underlying Price:	$100.00 for the IWM Fund and $100.00 for the MDY Fund
Hypothetical Coupon Barrier:	$70.00 for the IWM Fund and $70.00 for the MDY Fund (which, with respect to each Underlying, is 70.00% of the hypothetical Initial Underlying Price of that Underlying)
Hypothetical Downside Threshold:	$70.00 for the IWM Fund and $70.00 for the MDY Fund (which, with respect to each Underlying, is 70.00% of the hypothetical Initial Underlying Price of that Underlying)
Observation Dates:	Quarterly, as set forth under “Indicative Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement. The Notes will be automatically callable beginning on the second Observation Date.
*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate per annum, Initial Underlying Prices, Coupon Barriers or Downside Thresholds. The actual Contingent Coupon Rate per annum will be set on the Trade Date. The hypothetical Initial Underlying Prices of $100.00 for the IWM Fund and $100.00 for the MDY Fund have been chosen for illustrative purposes only and may not represent likely actual Initial Underlying Prices for the Underlyings. The actual Initial Underlying Price and resulting Coupon Barrier and Downside Threshold of each Underlying will be based on the Closing Price of that Underlying on the Trade Date. For historical Closing Prices of the Underlyings, please see the historical information set forth under the sections titled “iShares® Russell 2000 ETF” and “SPDR® S&P MidCap 400® ETF Trust” below. We cannot predict the Closing Price of either Underlying on any day during the term of the Notes, including on any Observation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the Closing Price of either Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price of either Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10 principal amount.

Example 1 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	IWM Fund: $105.00 MDY Fund: $110.00

Closing Price of each Underlying at or above its Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing Price of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on first Coupon Payment Date.

Second Observation Date	IWM Fund: $110.00 MDY Fund: $115.00	Closing Price of each Underlying at or above its Initial Underlying Price; Notes are automatically called; Issuer pays principal plus Contingent Coupon of $0.15 on Call Settlement Date.
Total Payments (per Note):	Payment on Call Settlement Date:	$10.15 ($10.00 + $0.15)
	Prior Contingent Coupons:	$0.15 ($0.15 × 1)
	Total:	$10.30
	Total Return:	3.00%

Because the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price on the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $10.15 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Price of each Underlying was greater than or equal to its Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $0.15 on the first Coupon Payment Date. Accordingly, the Issuer will have paid a total of $10.30 per Note for a total return of 3.00% on the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Price of Each Underlying Is At or Above Its Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	IWM Fund: $115.00 MDY Fund: $110.00

Closing Price of each Underlying at or above its Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing Price of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on first Coupon Payment Date.

Second Observation Date	IWM Fund: $80.00 MDY Fund: $75.00

Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on second Coupon Payment Date.

Third to Eleventh Observation Dates	Various (at least one Underlying below Coupon Barrier)

Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to eleventh Coupon Payment Dates.

Twelfth Observation Date (the Final Valuation Date)	IWM Fund: $110.00 MDY Fund: $80.00

Closing Price of MDY Fund below its Initial Underlying Price; Notes NOT automatically called. Final Underlying Price of each Underlying at or above its Downside Threshold and Coupon Barrier; Issuer pays principal plus Contingent Coupon of $0.15 on Maturity Date.

Total Payments (per Note):	Payment at Maturity:	$10.15 ($10.00 + $0.15)
	Prior Contingent Coupons:	$0.30 ($0.15 × 2)
	Total:	$10.45
	Total Return:	4.50%

Because the Closing Price of either Underlying was less than its Initial Underlying Price on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.15 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Price of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.15 on each of the first and second Coupon Payment Dates. However, because the Closing Price of at least one Underlying was less than its Coupon Barrier on the third through eleventh Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.45 per Note for a total return of 4.50% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price of At Least One Underlying Is Below Its Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	IWM Fund: $55.00 MDY Fund: $60.00

Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing Price of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Observation Date	IWM Fund: $40.00 MDY Fund: $65.00

Closing Price of each Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third to Eleventh Observation Dates	Various (at least one Underlying below Coupon Barrier)

Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Closing Price of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to eleventh Coupon Payment Dates.

Twelfth Observation Date (the Final Valuation Date)	IWM Fund: $45.00 MDY Fund: $110.00

Closing Price of IWM Fund below its Initial Underlying Price; Notes NOT automatically called. Closing Price of IWM Fund below its Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the principal amount resulting in a percentage loss of principal equal to the decline of the Lesser Performing Underlying.

Total Payments (per Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the Closing Price of at least one Underlying is less than its Initial Underlying Price on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Price of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a total return of -55.00% on the Notes, calculated as follows:

$10 × (1 + Underlying Return of the Lesser Performing Underlying)

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the IWM Fund:

Final Underlying Price – Initial Underlying Price	=	$45.00 – $100.00	= -55.00%
Initial Underlying Price		$100.00

Underlying Return of the MDY Fund:

Final Underlying Price – Initial Underlying Price	=	$110.00 – $100.00	= 10.00%
Initial Underlying Price		$100.00

Step 2: Determine the Lesser Performing Underlying: The IWM Fund is the Underlying with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10 × (1 + Underlying Return of the Lesser Performing Underlying) = $10 × (1 + -55.00%) = $4.50

In addition, because the Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

iShares® Russell 2000 ETF

According to publicly available information, the iShares® Russell 2000 ETF (the “IWM Fund”) is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index (with respect to the IWM Fund, the “Underlying Index”). The Underlying Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the IWM Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the IWM Fund from January 2, 2008 through February 10, 2021, based on the daily Closing Prices of the IWM Fund. The Closing Price of the IWM Fund on February 10, 2021 was $226.88. The dotted line represents a hypothetical Coupon Barrier and a hypothetical Downside Threshold of $158.82, which is equal to 70.00% of the Closing Price of the IWM Fund on February 10, 2021. The actual Coupon Barrier and Downside Threshold for the IWM Fund will be determined on the Trade Date and will be based on the Initial Underlying Price of the IWM Fund.

We obtained the Closing Prices of the IWM Fund from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the IWM Fund should not be taken as an indication of future performance. Future performance of the IWM Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the IWM Fund during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the IWM Fund will not result in a loss of your principal amount. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SPDR® S&P MidCap 400® ETF Trust

According to publicly available information, the MDY Fund is a registered investment company that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P MidCap 400® Index (with respect to the MDY Fund, the “Underlying Index”). The Underlying Index consists of stocks of 400 companies selected to provide a performance benchmark for the medium market capitalization segment of the U.S. equity markets. For more information about the MDY Fund, see “Exchange-Traded Funds—The SPDR® S&P MidCap 400® ETF Trust” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the MDY Fund from January 2, 2008 through February 10, 2021, based on the daily Closing Prices of the MDY Fund. The Closing Price of the MDY Fund on February 10, 2021 was $459.36. The dotted line represents a hypothetical Coupon Barrier and a hypothetical Downside Threshold of $321.55, which is equal to 70.00% of the Closing Price of the MDY Fund on February 10, 2021. The actual Coupon Barrier and Downside Threshold for the MDY Fund will be determined on the Trade Date and will be based on the Initial Underlying Price of the MDY Fund.

We obtained the Closing Prices of the MDY Fund from Bloomberg, without independent verification. Historical performance of the MDY Fund should not be taken as an indication of future performance. Future performance of the MDY Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the MDY Fund during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the MDY Fund will not result in a loss of your principal amount. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the iShares® Russell 2000 ETF and the SPDR® S&P MidCap 400® ETF Trust from January 2, 2008 through February 10, 2021, based on the daily Closing Prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Price of 100.00 on January 2, 2008 by dividing the Closing Price of that Underlying on each day by the Closing Price of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Prices used to determine the normalized Closing Prices set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Prices of the Underlyings during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.